Exhibit 99.(d)(22)

FORM OF FOURTH AMENDMENT TO THE FEE WAIVER AGREEMENT
FOR CERTAIN TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

          AMENDMENT, dated November 30, 2007, to the Fee Waiver Agreement dated February 1, 2006 (the “Agreement”), as subsequently amended, by and between TIAA-CREF Institutional Mutual Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

          WHEREAS, the Trust is an open-end diversified management investment company with numerous investment portfolios (collectively, the “Funds”);

          WHEREAS, Advisors and the Trust have entered into an Investment Management Agreement dated February 1, 2006 (the “Investment Management Agreement”), as amended, and into the subsequent Agreement to temporarily lessen the impact of the fees levied on the Funds in the Investment Management Agreement; and

          WHEREAS, the Trust will begin offering shares of six new Funds and desires to temporarily reduce the contractual investment management fee rate on three of these new series;

          NOW, THEREFORE, the parties do hereby agree as follows:

1.	Advisors hereby agrees to waive all of its fees under the Investment Management Agreement for the following Funds through April 30, 2009:

Lifecycle 2045 Fund
Lifecycle 2050 Fund
Lifecycle Retirement Income Fund

          IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF INSTITUTIONAL MUTUAL FUNDS

By:
Title:

TEACHERS ADVISORS, INC.

By:
Title: